As filed with the Securities and Exchange Commission on February 22, 2023.

Registration No. 333-225718

Registration No. 333-224140

Registration No. 333-190688

Registration No. 333-168977

Registration No. 333-130600

Registration No. 333-125713

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-225718

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-224140

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-190688

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-168977

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-130600

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-125713

UNDER THE SECURITIES ACT OF 1933

_____________________

LHC GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

______________________

Delaware	71-0918189
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

901 Hugh Wallis Road South

Lafayette, LA 70508

(337) 233-1307

(Address of Principal Executive Offices, Including Zip Code and Telephone Number)

LHC Group, Inc. 2018 Incentive Plan

Almost Family, Inc. 2007 Stock and Incentive Compensation Plan

Almost Family, Inc. 2013 Stock and Incentive Compensation Plan

Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan

LHC Group, Inc. 2010 Long-Term Incentive Plan

LHC Group, Inc. 2005 Incentive Plan

(Full Title of the Plans)

Keith G. Myers

Chief Executive Officer

LHC Group, Inc.

901 Hugh Wallis Road South

Lafayette, LA 70508

(337) 233-1307

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to: John B. Shannon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7466

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

TERMINATION OF REGISTRATION

LHC Group, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to withdraw and deregister any and all unissued and unsold securities and obligations of the Registrant that had been registered but remain unsold or otherwise unissued under such Registration Statements as of the date hereof:

(a) Registration Statement on Form S-8 filed with the Securities Exchange Commission (“SEC”) on June 19, 2018, registering 2,300,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), which were reserved for issuance under the LHC Group, Inc. 2018 Incentive Plan (File No. 333-225718);

(b) Registration Statement on Form S-8 filed with the SEC on April 4, 2018, registering 270,724 shares of the Registrant’s Common Stock, which were reserved for issuance under the Almost Family, Inc. 2007 Stock and Incentive Compensation Plan and the Almost Family, Inc. 2013 Stock and Incentive Compensation Plan (File No. 333-224140);

(c) Registration Statement on Form S-8 filed with the SEC on August 16, 2013, registering 250,000 shares of the Registrant’s Common Stock, which were reserved for issuance under the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan (File No. 333-190688);

(d) Registration Statement on Form S-8 filed with the SEC on August 20, 2010, registering 1,500,000 shares of the Registrant’s Common Stock and 1,500,000 Series A Junior Participating Preferred Stock Purchase Rights, which were reserved for issuance under the LHC Group, Inc. 2010 Long-Term Incentive Plan (File No. 333-168977);

(e) Registration Statement on Form S-8 filed with the SEC on December 22, 2005, registering 250,000 shares of the Registrant’s Common Stock, which were reserved for issuance under the Amended and Restated LHC Group, Inc. 2006 Employee Stock Purchase Plan (File No. 333- 130600); and

(f) Registration Statement on Form S-8 filed with the SEC on June 10, 2005, registering 1,000,000 shares of the Registrant’s Common Stock, which were reserved for issuance under the LHC Group, Inc. 2005 Incentive Plan (File No. 333-125713).

On February 22, 2023, as previously announced, Lightning Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of UnitedHealth Group Incorporated (“Parent”), merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent, pursuant to an Agreement and Plan of Merger dated as of March 28, 2022, by and among the Registrant, Parent and Merger Sub. As a result of the Merger, the Registrant has terminated any and all offers and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in its Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Registrant that remain unsold at the termination of the offers and sales of such securities, the Registrant hereby removes from registration any and all securities registered under the Registration Statements that remained unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on February 22, 2023.

LHC Group, Inc.
By:	/s/Joshua L. Proffitt

Joshua L. Proffitt
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.